UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 11, 2011
 Date of Report (Date of earliest event reported)

(Exact name of registrant as specified in its charter)

Delaware	000-21783	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

810 West Maude Avenue
Sunnyvale, CA    94085
(Address of principal executive offices including zip code)

(408) 727-1885
(Registrant's telephone number, including area code)

       Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On September 11, 2011, 8x8, Inc. and its wholly owned subsidiary Cabernet Merger Corporation, or Merger Sub, entered into an Agreement and Plan of Merger Reorganization, or merger agreement, with Contactual, Inc., a provider of cloud-based call center and customer interaction management solutions, and a representative of Contactual's stockholders. Under the terms of the merger agreement, 8x8 has agreed to acquire Contactual through the merger of Merger Sub with and into Contactual and to issue not more than 6,700,000 shares of 8x8 common stock as acquisition consideration. The shares of 8x8 common stock will be issued pursuant to an exemption from the registration requirements under Section 5 of the Securities Act of 1933 provided by Section 4(2) thereof and Rule 506 under Regulation D. The parties intend the merger to constitute a tax-free reorganization for federal income tax purposes.

The merger agreement provides that a portion of acquisition consideration will be allocated to members of Contactual's management pursuant to the terms of Contactual's management carve-out bonus plan and the remaining portion will be allocated to Contactual's stockholders. The merger agreement provides for 8x8 to deduct from the number of shares issuable under the carve-out bonus plan a number of shares equal to the amount of taxes required to be withheld and paid in cash by 8x8 in connection with the stock payments. This deduction is expected to result in a reduction in the number of shares to be issued as acquisition consideration of approximately 200,000 shares.

As security for Contactual's indemnification obligations under the merger agreement, 15% of the acquisition consideration will be deposited into escrow at closing in accordance with the terms of an escrow agreement to be entered into at closing. These shares will remain in escrow for a period of 36 months from the closing date, subject to the possible early release of up to one-third of the number of escrowed shares after the first 18 months.

Under the terms of the merger agreement, 8x8 has agreed to assume Contactual's stock option plan and each outstanding option held by an employee of Contactual who accepts an offer of employment with 8x8 or by any of a specified group of consultants, provided the option is determined to be "in-the-money" according to formulas specified in the merger agreement. 8x8 has agreed to assume Contactual's option plan solely for the purpose of substituting shares of 8x8 common stock for shares of Contactual's common stock and will not grant new awards under the plan. 8x8 expects to assume options that are exercisable for no more than 250,000 shares of 8x8 common stock in total. All other Contactual options are required to be cancelled prior to the closing under the terms of the merger agreement. Any Contactual warrants that are not exercised prior to the effective time of the merger will be terminated automatically.

The merger agreement and the merger have been approved by the boards of directors of each company. As of the date of the merger agreement, holders of approximately 77% of the outstanding shares of Contactual preferred stock and the holders of approximately 62% of the outstanding shares of Contactual common stock have signed written consents approving the merger agreement, the merger and certain related matters. The closing of the transaction remains subject to customary closing conditions, including minimum requirements regarding Contactual stockholder approval and acceptance of employment offers by Contactual employees, as specified in the merger agreement. 8x8 expects the transaction to close in September 2011.

The merger agreement may be terminated at any time prior to closing by either party through mutual consent or if all of the closing conditions have not been satisfied and the closing has not occurred by October 26, 2011. The merger agreement also may be terminated by either party in the event of certain material breaches or misrepresentations by the other party that are not timely cured.

A copy of the merger agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference. This summary description of the merger agreement and the proposed transactions does not purport to be complete and is qualified in its entirety by reference to the merger agreement.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
2.1	Agreement and Plan of Merger Reorganization dated September 11, 2011 by and among 8x8, Inc., Cabernet Merger Corporation, Contactual, Inc., and Leapfrog Ventures II, L.P., as the Representative.
99.1	Press release dated September 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 14, 2011

8X8, INC.

By: /s/ Daniel Weirich

Daniel Weirich
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit	Description
2.1 *	Agreement and Plan of Merger Reorganization dated September 11, 2011 by and among 8x8, Inc., Cabernet Merger Corporation, Contactual, Inc., and Leapfrog Ventures II, L.P., as the Representative.
99.1 *	Press release dated September 12, 2011

*    Also provided in PDF format as a courtesy.